Exhibit 99.5

Weidai Ltd.

50/F, West Building, Fortune Finance Center

No. 33 Jiefang East Road, Jianggan District

Hangzhou, Zhejiang Province

The People’s Republic of China

September 5, 2018

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Weidai Ltd. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

[Signature page to follow]

Sincerely yours,

/s/ Poi Lam William Yuen
Name: Poi Lam William Yuen